Issuer Free Writing Prospectus

dated November 13, 2024

Filed Pursuant to Rule 433

Registration Statement No. 333-281250

PRICING TERM SHEET

Huntington Ingalls Industries, Inc.

Pricing Term Sheet

November 13, 2024

5.353% Senior Notes due 2030

5.749% Senior Notes due 2035

This pricing term sheet (the “Pricing Term Sheet”) supplements the prospectus supplement issued by Huntington Ingalls Industries, Inc. on November 13, 2024 (the “Preliminary Prospectus Supplement”) and the accompanying prospectus dated August 5, 2024 (the “Prospectus”) and supersedes the information in the Preliminary Prospectus Supplement and Prospectus. Other information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent effected by the changes described herein. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the Prospectus and should be read together with the Preliminary Prospectus Supplement, the Prospectus and the documents incorporated or deemed to be incorporated by reference therein before a decision is made in connection with an investment in the Notes. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Huntington Ingalls Industries, Inc.

Security Description:	5.353% Senior Notes due 2030 (the “2030 Notes”)

Principal Amount:	$500,000,000

Coupon:	5.353%

Maturity:	January 15, 2030

Guarantors:	All domestic subsidiaries that guarantee debt under the Company’s Revolving Credit Facility and all existing or future wholly owned domestic subsidiaries that guarantee debt in the future under certain credit facilities or that guarantee certain of the Company’s debt securities, other than unrestricted subsidiaries and immaterial subsidiaries.

Offering Price:	99.986%, plus accrued interest, if any, from November 18, 2024

Gross Proceeds:	$499,930,000

Yield to Maturity:	5.353%

Benchmark Treasury:	4.125% due October 31, 2029

Spread to Treasury:	105 basis points

Benchmark Treasury Price/Yield:	99-063⁄4 / 4.303%

Ratings:(1)	Baa3 (stable outlook) (Moody’s)
BBB- (negative outlook) (S&P)
BBB (stable outlook) (Fitch)

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2025

Optional Redemption:	Callable at any time prior to December 15, 2029, at make-whole call of Treasury Rate plus 20 basis points; par call on or after December 15, 2029

Trade Date:	November 13, 2024

Settlement Date:(2)	November 18, 2024 (T+3)

CUSIP / ISIN:	446413BA3 / US446413BA37

Denominations:	$2,000

Increments:	$1,000

Joint Book-Running Managers	J.P. Morgan Securities LLC
BofA Securities, Inc.
Mizuho Securities USA LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
PNC Capital Markets LLC
TD Securities (USA) LLC
Truist Securities, Inc.

Senior Co-Managers:	Fifth Third Securities, Inc.

Co-Managers:	Comerica Securities, Inc.
FHN Financial Securities Corp.
Hancock Whitney Investment Services, Inc.

Issuer:	Huntington Ingalls Industries, Inc.

Security Description:	5.749% Senior Notes due 2035 (the “2035 Notes”)

Principal Amount:	$500,000,000

Coupon:	5.749%

Maturity:	January 15, 2035

Guarantors:	All domestic subsidiaries that guarantee debt under the Company’s Revolving Credit Facility and all existing or future wholly owned domestic subsidiaries that guarantee debt in the future under certain credit facilities or that guarantee certain of the Company’s debt securities, other than unrestricted subsidiaries and immaterial subsidiaries.

Offering Price:	99.984%, plus accrued interest, if any, from November 18, 2024

Gross Proceeds:	$499,920,000

Yield to Maturity:	5.749%

Benchmark Treasury:	4.250% due November 15, 2034

Spread to Treasury:	130 basis points

Benchmark Treasury Price/Yield:	98-13 / 4.449%

Ratings:(1)	Baa3 (stable outlook) (Moody’s)
BBB- (negative outlook) (S&P)
BBB (stable outlook) (Fitch)

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2025

Optional Redemption:	Callable at any time prior to October 15, 2034, at make-whole call of Treasury Rate plus 20 basis points; par call on or after October 15, 2034

Trade Date:	November 13, 2024

Settlement Date:(2)	November 18, 2024 (T+3)

CUSIP / ISIN:	446413BB1 / US446413BB10

Denominations:	$2,000

Increments:	$1,000

Joint Book-Running Managers	J.P. Morgan Securities LLC
BofA Securities, Inc.
Mizuho Securities USA LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
PNC Capital Markets LLC
TD Securities (USA) LLC
Truist Securities, Inc.

Senior Co-Managers:	Fifth Third Securities, Inc.

Co-Managers:	Comerica Securities, Inc.
FHN Financial Securities Corp.
Hancock Whitney Investment Services, Inc.

(1) A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time. An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Each of the security ratings above should be evaluated independently of any other security rating.

(2) Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade those notes prior to their date of delivery should consult their own advisors.

The issuer has filed a registration statement (including the Prospectus and the Preliminary Prospectus Supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and Preliminary Prospectus Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Preliminary Prospectus Supplement if you request it by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533, BofA Securities at 1-800-294-1322 or emailing dg.prospectus_requests@bofa.com, Mizuho Securities USA LLC at 1-866-271-7403, Scotia Capital (USA) Inc. at 1-800-372-3930 (toll free) and 1-212-225-5559 (collect), U.S. Bancorp Investments, Inc. at 1-877-558-2607 and Wells Fargo Securities, LLC at 1-800-645-3751 or emailing wfscustomerservice@wellsfargo.com.

This communication does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction where it is unlawful or where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the Notes.

Capitalized terms used but not defined in this communication shall have the meaning ascribed to them in the Preliminary Prospectus Supplement, dated November 13, 2024, related to the offering of the notes.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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